UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

Lumber Liquidators Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33767 (Commission File Number)	27-1310817 (IRS Employer Identification No.)

3000 John Deere Road, Toano, Virginia 23168

(Address of Principal Executive Offices) (Zip Code)

(757) 259-4280

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into Material Definitive Agreement.

Lumber Liquidators Holdings, Inc. (“Holdings”) previously disclosed that, on October 23, 2017, Lumber Liquidators, Inc. (the “Company”), who is a defendant in two multi-district litigations captioned In re: Lumber Liquidators Chinese-Manufactured Flooring Products Marketing, Sales, Practices and Products Liability Litigation (the “Formaldehyde MDL”) and In Re: Lumber Liquidators Chinese-Manufactured Laminate Flooring Durability Marketing and Sales Practices Litigation (the “Durability MDL”), entered into a Memorandum of Understanding (the “MOU”) with the plaintiffs in the Formaldehyde MDL and the Durability MDL (collectively, the “Plaintiffs”) to memorialize an agreement in principle to settle the Formaldehyde MDL and the Durability MDL.

On March 15, 2018, the Company entered into a definitive settlement agreement with the Plaintiffs consistent with the terms of the MOU (the “Settlement Agreement”). The Settlement Agreement is subject to approval by the United States District Court for the Eastern District of Virginia (the “Virginia Court”) and other contingencies. Therefore, there can be no assurance that a settlement will be finalized by the parties and approved by the Virginia Court or as to the ultimate outcome of the Formaldehyde MDL or the Durability MDL. The execution of the Settlement Agreement does not constitute an admission by the Company of any fault or liability and the Company does not admit fault or liability.

Under the terms of the Settlement Agreement, the Company will contribute $22 million in cash and provide $14 million in store-credit vouchers for an aggregate settlement of $36 million (collectively, the “Settlement Fund”) to settle all claims brought on behalf of purchasers of the Company’s Chinese-manufactured laminate flooring (the “Product”) sold by the Company between January 1, 2009 and May 31, 2015 (the “Class Period”). Although Holdings believes that its cash flow from operations, together with existing liquidity sources, is sufficient to fund the cash payment, it may elect to fund the cash payment through a combination of cash and/or common stock.

The Settlement Fund will be used to pay notice and administrative fees relating to the class actions and to compensate individuals who purchased the Product from the Company during the Class Period. Under the terms of the Settlement Agreement, the individuals entitled to compensation are divided into two classes, one of which is entitled to an election for either cash compensation or store-credit vouchers and the other of which is entitled to only cash compensation. The Settlement Fund will be funded by the Company in three installments: (i) the first installment of $500,000 will be paid to the fund within five days of the Virginia Court’s preliminary approval of the settlement and will be used to pay the notice and settlement administrator’s fees; (ii) the second installment of $21.5 million will be paid to the fund within thirty days of the Virginia Court’s final approval order of the Settlement Agreement and the dismissal of the Formaldehyde MDL and Durability MDL; and (iii) the $14 million in product vouchers will be issued by the settlement administrator and the cash impact will be recognized by the Company as such product vouchers are redeemed at the Company’s stores and the Company replenishes inventory. The Company will pay the lead plaintiffs’ in the Formaldehyde MDL and Durability MDL legal fees and costs not to exceed 33.33% of the Settlement Fund, and which fees are included in the $22 million cash component of the fund obligation.

Holdings previously disclosed in its Form 10-K for the year ended December 31, 2017 that it had recognized (i) a charge to earnings of $18 million in its results of operations (within selling, general and administrative expenses) for the three months ended March 31, 2017 and (ii) an additional charge to earnings of $18 million within selling, general and administrative expenses for the three months ended September 30, 2017. This resulted in an aggregate $36 million liability on its balance sheet related to this settlement as of December 31, 2017.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of Holdings’ management, as well as assumptions made by, and information currently available to, Holdings’ management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Holdings’ control. Forward-looking statements in this Current Report may include, without limitation, statements regarding expectations relating to the settlement of the Formaldehyde MDL and the Durability MDL and liquidity. Holdings specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding additional risks and uncertainties is contained in Holdings’ other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of the Form 10-K for the year ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2018

LUMBER LIQUIDATORS HOLDINGS, INC.

By:	/s/ M. Lee Reeves
M. Lee Reeves
Chief Legal Officer and Corporate Secretary